Exhibit 5.1

Rachel B. Proffitt

+1 415 693 2031

rproffitt@cooley.com

May 20, 2021

Procore Technologies, Inc.

6309 Carpinteria Avenue

Carpinteria, California 93013

Ladies and Gentlemen:

We have acted as counsel to Procore Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 2,581,158 shares (the “Shares”) of the Common Stock, $0.0001 par value, of the Company on behalf of selling stockholders described in the prospectus included in the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

COOLEY LLP 101 CALIFORNIA STREET 5TH FLOOR SAN FRANCISCO, CA 94111-5800

T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM

Rachel B. Proffitt

+1 415 693 2031

rproffitt@cooley.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY LLP

By:	/s/ Rachel B. Proffitt
Rachel B. Proffitt

COOLEY LLP 101 CALIFORNIA STREET 5TH FLOOR SAN FRANCISCO, CA 94111-5800

T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM